Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT APPOINTS MELISSA V. REWOLINSKI, PHD, TO BOARD OF DIRECTORS

Philadelphia, PA — May 23, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced the appointment of Melissa V. Rewolinski, PhD, to its board of directors, effective July 1, 2019. Following the appointment of Dr. Rewolinski, the board will comprise eight directors.

“Melissa brings to our board deep strategic insight, scientific expertise and operational experience, having served for more than 20 years in the pharmaceutical industry,” said Tim Crew, chief executive officer of Lannett. “Her extensive experience in the area of drug development, from the clinical stage through regulatory approval, includes stints at such leading pharmaceutical firms as Pfizer, Pharmacia & Upjohn, Amira Pharmaceuticals and Intercept Pharmaceuticals. This experience, combined with her extensive work with smaller, entrepreneurial companies to bring drug products to market quickly and cost effectively, aligns well with Lannett at this stage of our growth and development. Further, her appointment demonstrates our commitment to R&D excellence, as we continue to develop a more valuable pipeline of high quality and affordable medicines for our customers and patients.”

Rewolinski currently serves as principal of MVR Consulting, where she specializes in providing counsel to small and mid-size biotechnology and pharmaceutical companies. Earlier she held a number of senior level R&D positions for Intercept, rising to Senior Vice President, Head of Technical Operations, and member of the Executive Team. Previously, she served as Senior Director, Development for Amira Pharmaceuticals, and before that as a Chemical Development Group Leader and a Pharmaceutical Sciences Project Team Leader for Pfizer Global R&D. Rewolinski began her career at Pharmacia & Upjohn as a post-doctoral research scientist. Rewolinski earned a doctorate degree in organic chemistry and Bachelor of Science degree in chemistry, magna cum laude, from Rice University.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

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